                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                        Millennium Pharmaceuticals, Inc.
                (Name of Registrant as Specified In Its Charter)

                        Millennium Pharmaceuticals, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                        MILLENNIUM PHARMACEUTICALS, INC.
                               640 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 2, 1998

     The 1998 Annual Meeting of Stockholders of Millennium Pharmaceuticals, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Tuesday, June 2, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

        1. To elect three Class II directors for the ensuing three years.

        2. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for 1998.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 8, 1998 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.



                                            By Order of the Board of Directors



                                            STEVEN D. SINGER
                                            Secretary


Cambridge, Massachusetts
April 17, 1998


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                        MILLENNIUM PHARMACEUTICALS, INC.
                               640 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139

          PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 2, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Millennium Pharmaceuticals, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on June 2, 1998 and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

     The Company's Annual Report for the year ended December 31, 1997 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 17, 1998.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST OF INVESTOR RELATIONS, MILLENNIUM PHARMACEUTICALS, INC., 238 MAIN STREET, CAMBRIDGE, MASSACHUSETTS 02142.

VOTING SECURITIES AND VOTES REQUIRED

     On April 8, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 29,483,056 shares of Common Stock of the Company, $.001 par value per share ("Common Stock"). Each share is entitled to one vote.

     Under the Company's Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of the ratification of Ernst & Young LLP as the Company's independent auditors for 1998.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of January 31, 1998 or such later date as is noted, with respect to the beneficial ownership of (i) the Company's Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; and (ii) the Company's Common Stock, the capital stock of Millennium BioTherapeutics, Inc., a privately-held majority-owned subsidiary of the Company ("MBio"), and the capital stock of Millennium Predictive Medicine, Inc., a wholly-owned subsidiary of the Company ("MPMx") by (A) each director and nominee for director; (B) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and (C) all directors and executive officers of the Company as a group.

     Under the rules of the Securities and Exchange Commission (the "Commission"), beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

     The directors and officers of the Company disclaim beneficial ownership of the shares of capital stock of MBio and MPMx which are owned by the Company.

                                               SHARES OF                        SHARES OF       SHARES OF
                                               MILLENNIUM     PERCENTAGE OF        MBIO            MPMX
                                                 COMMON        MILLENNIUM        CAPITAL         CAPITAL
                                                 STOCK           COMMON           STOCK           STOCK
                                              BENEFICIALLY        STOCK        BENEFICIALLY    BENEFICIALLY
              NAME AND ADDRESS                   OWNED         OUTSTANDING       OWNED(1)        OWNED(2)
              ----------------                ------------    -------------    ------------    ------------
Lombard Odier Zurich Ltd. ..................   1,655,100          5.66%              N/A             N/A
  Toestrasse 36
  8027 Zurich
  Switzerland
Mark J. Levin...............................     979,423(3)       3.35%            5,208           3,126
Joshua Boger, Ph.D..........................      50,000(4)          *               417             250
Eugene Cordes, Ph.D.........................      50,000(4)          *               417             250
A. Grant Heidrich, III......................      98,977(5)          *               417             250
William W. Helman...........................      41,064(6)          *               417             250
Raju Kucherlapati, Ph.D.....................     276,386(7)          *               417           2,438
Eric S. Lander, Ph.D........................      47,917(8)          *               417           2,125
Steven H. Holtzman..........................     278,583(9)          *             5,208           3,126
Frank D. Lee, Ph.D..........................     369,329(10)      1.26%            3,906             375
All directors and executive officers as a
  group (10 persons)........................   2,191,679(11)      7.41%           17,657          12,565

---------------

  *  Represents holdings of less than one percent.

 (1) Shares of capital stock of MBio beneficially owned by the named officer or director and by all officers and directors as a group represent shares issuable to such officer or director within 60 days of January 31, 1998 upon exercise of outstanding stock options. As of January 31, 1998, no director or executive officer of the Company beneficially owned more than 1% of the MBio capital stock outstanding; all directors and executive officers as a group beneficially owned less than 1% of the total MBio capital stock outstanding as of such date.

 (2) Shares of capital stock of MPMx beneficially owned by the named officer or director and by all officers and directors as a group represent shares issuable to such officer or director within 60 days of January 31, 1998 upon exercise of outstanding stock options. As of January 31, 1998, no director or executive officer of the Company beneficially owned more than 1% of the MPMx capital stock outstanding; all directors and executive officers as a group beneficially owned less than 1% of the MPMx capital stock outstanding as of such date.

 (3) Includes 34,640 shares of Common Stock of the Company issuable to Mr. Levin within 60 days of January 31, 1998 upon exercise of stock options.

 (4) Represents shares of Common Stock of the Company issuable within 60 days of January 31, 1998 upon exercise of stock options.

 (5) Includes 68,912 shares of Common Stock of the Company beneficially owned by the A. Grant Heidrich and Jeanette Yvonne Heidrich Trust and 9,167 shares of Common Stock of the Company issuable to Mr. Heidrich within 60 days of January 31, 1998 upon exercise of stock options.

 (6) Includes 9,167 shares of Common Stock of the Company issuable to Mr. Helman within 60 days of January 31, 1998 upon exercise of stock options.

 (7) Includes 125,834 shares of Common Stock of the Company issuable to Dr. Kucherlapati within 60 days of January 31, 1998 upon exercise of stock options.

 (8) Includes 9,167 shares of Common Stock of the Company issuable to Dr. Lander within 60 days of January 31, 1998 upon exercise of stock options. Also includes 25,000 shares of Common Stock of the Company beneficially owned by the Lander Family Charitable Trust for which Dr. Lander disclaims beneficial ownership.

 (9) Includes 31,833 shares of Common Stock of the Company issuable to Mr. Holtzman within 60 days of January 31, 1998 upon exercise of stock options.

(10) Includes 22,729 shares of Common Stock of the Company issuable to Dr. Lee within 60 days of January 31, 1998 upon exercise of stock options.

(11) Includes 342,537 shares of Common Stock of the Company issuable upon exercise of stock options held by all directors and executive officers as a group which are exercisable within 60 days of January 31, 1998.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors, three Class II Directors and three Class III Directors. The Class I, II and III Directors will serve until the annual meetings of stockholders to be held in 2000, 2001, and 1999 respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     The persons named in the enclosed proxy will vote to elect as directors Eugene Cordes, Ph.D., Raju Kucherlapati, Ph.D., and Eric S. Lander, Ph.D., the Class II Director nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors Drs. Cordes, Kucherlapati and Lander, the Class II Director nominees named below.

     A vacancy exists for a Class I Director. In accordance with the Company's Restated Certificate of Incorporation and Bylaws, this vacancy may be filled prior to the Company's Annual Meeting of Stockholders in 2000 only by a majority vote of the remaining directors.

     Drs. Cordes, Kucherlapati and Lander will be elected to hold office until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Drs. Cordes, Kucherlapati and Lander have indicated their willingness to serve, if elected; however, if one of them should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

     There are no family relationships between or among any officers or directors of the Company.

     Set forth below are the name and age of each member of the Board of Directors (including the nominees for election as Class II Directors), and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 1998, appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

            NOMINEES FOR TERM EXPIRING IN 2001 (CLASS II DIRECTORS)

     EUGENE CORDES, PH.D., age 62, has served as a director of the Company since August 1995. Since September 1996, Dr. Cordes has been a Professor of Pharmacy and Chemistry, University of Michigan in Ann Arbor. From 1988 to October 1995, Dr. Cordes served as the Vice President of Sterling Winthrop, Inc., a pharmaceutical company, and as President of the Pharmaceuticals Research Division.

     RAJU KUCHERLAPATI, PH.D., age 55, is a founder and has served as a director of the Company since 1993. Since 1989, Dr. Kucherlapati has served as the Lola and Saul Kramer Professor and Chairman of the Department of Molecular Genetics at the Albert Einstein College of Medicine. He received his M.S. in Biology from Andhra University (India) and his Ph.D. in Genetics from the University of Illinois, Urbana. Dr. Kucherlapati also was a founder of and serves on the Board of Directors of Cell Genesys Inc., a biotechnology company.

     ERIC S. LANDER, PH.D., age 41, is a founder and has served as a director of the Company since 1993. From 1993 to the present, Dr. Lander has served as Director of the Whitehead/MIT Center for Genome Research and as a member of the Whitehead Institute for Biomedical Research. From 1989 to the present, Dr. Lander has also held the positions of Associate Professor and Professor in the Department of Biology at the Massachusetts Institute of Technology. Dr. Lander received his Ph.D. in Mathematics from Oxford University, which he attended as a Rhodes Scholar.

           DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS III DIRECTORS)

     MARK J. LEVIN, age 47, has served as Chairman of the Board of Directors since March 1996, Chief Executive Officer of the Company since November 1994, and as a director of the Company since inception. From 1987 to 1994, Mr. Levin was a partner at Mayfield Fund ("Mayfield") a venture capital firm, and co-director of its Life Science Group. While employed with Mayfield, Mr. Levin was the founding Chief Executive Officer of several biotechnology and biomedical companies, including Cell Genesys Inc., CytoTherapeutics Inc., Tularik Inc. and Focal, Inc. Mr. Levin holds an M.S. in Chemical and Biomedical Engineering from Washington University. Mr. Levin also serves on the Board of Directors of CytoTherapeutics Inc.

     JOSHUA BOGER, PH.D., age 47, has served as a director of the Company since August 1995. Dr. Boger has been the President and Chief Executive Officer of Vertex Pharmaceuticals Incorporated ("Vertex"), a biopharmaceutical company, from 1992 to the present, and served as President and Chief Scientific Officer of Vertex from 1989 to 1992. Dr. Boger received M.A. and Ph.D. degrees in Chemistry from Harvard University. He is also Chairman of the Board of Directors of Vertex.

     A. GRANT HEIDRICH, III, age 45, has served as a director of the Company since 1993. Since 1983, Mr. Heidrich has served as a general partner of Mayfield. Mr. Heidrich received his M.B.A. from Columbia University Graduate School of Business. Mr. Heidrich also serves on the Board of Directors of Vivus, Inc. and several private companies.

             DIRECTOR WHOSE TERM EXPIRES IN 2000 (CLASS I DIRECTOR)

     WILLIAM W. HELMAN, age 39, has served as a director of the Company since 1993. Since 1987, Mr. Helman has served as a general partner of Greylock, a venture capital firm. Mr. Helman received his M.B.A. from Harvard Business School. Mr. Helman is a director of Vertex and several private companies.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee has responsibility for recommending the appointment of the Company's independent auditors, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee held one meeting in 1997. The members of the Audit Committee are Mr. Helman and Dr. Lander.

     The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. The Compensation Committee held three meetings during 1997. The members of the Compensation Committee are Mr. Heidrich, and Drs. Kucherlapati and Boger. See "Report of the Compensation Committee" below.

     The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

     The Board of Directors held thirteen meetings during 1997. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which he served.

COMPENSATION FOR DIRECTORS

     The Company's non-employee directors receive an annual retainer of $10,000 for serving on the Board of Directors, receive $1,500, plus reasonable travel and out-of-pocket expenses, for attendance at meetings of the Board of Directors and are entitled to participate in the Company's 1996 Director Option Plan (the "Director Plan"), as further described below.

     Under the terms of the Director Plan (i) options to purchase 20,000 shares of the Company's Common Stock were granted to each non-employee director serving as a director as of the closing of the Company's initial public offering on May 10, 1996 (the "Existing Director Options"), except directors who received stock option grants in the 12 months preceding the closing of the offering (the "Pre-Offering Director Options") and (ii) options to purchase 30,000 shares of the Company's Common Stock (the "New Director Options") are granted to each person who first becomes an eligible non-employee director after May 10, 1996, the closing date of the Company's initial public offering, effective as of the date of election to the Board of Directors. The Existing Director Options and New Director Options vest on a monthly basis in 48 equal installments, commencing on the 30th day after the date of grant. Each Existing Director Option and New Director Option terminates on the earlier of (i) ten years after the date of grant or (ii) the date 60 days after the optionee ceases to serve as a director (or 180 days, if service ends due to death or disability). Each eligible director will be granted an additional option to purchase 20,000 shares of the Company's Common Stock as of the date that such director's Existing Director Options, Pre-Offering Director Options, or New Director Options have fully vested, and on each four-year anniversary thereof. The exercisability of these options will be accelerated upon the occurrence of a change in control (as defined in the Director Plan). A total of 250,000 shares of the Company's Common Stock may be issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan is equal to the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

     On November 3, 1997, the Board of Directors of MPMx made the following grants of options to purchase shares of common stock of MPMx to directors of the
Company: Mark Levin -- 25,000 shares; Drs. Boger and Cordes, and Messrs. Helman and Heidrich -- 2,000 shares each; Dr. Lander -- 17,000 shares; and Dr. Kucherlapati -- 19,500 shares. Such options are exercisable at a price of $0.05, being the fair market value of the common stock of MPMx, as determined by its Board of Directors as of the date of grant of the options. The options vested as to three forty-eighths (3/48) of the total number of shares subject to the option on November 30, 1997 and vest with respect to an additional one forty-eighth (1/48) of the total number of shares subject to the option at the end of each month thereafter, subject to each individual's continued relationship with MPMx.

     On November 21, 1997, the Compensation Committee of the Board of Directors of MBio made the following grants of options to purchase shares of common stock of MBio: Mark Levin -- 25,000 shares; and Drs. Boger, Cordes, Kucherlapati and Lander and Messrs. Helman and Heidrich -- 2,000 shares each. Such options are exercisable at a price of $0.90 per share, being the fair market value of the common stock of MBio, as determined by its Board of Directors as of the date of grant of the options. The options vested as to six forty-eighths (6/48) of the total number of shares subject to the option on November 30, 1997 and vest with respect to an additional one forty-eighth (1/48) of the total number of shares subject to the option at the end of each month thereafter, subject to each individuals' continued relationship with MBio.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of the Company's Chief Executive Officer and the Company's two other executive officers whose total annual salary and bonus for 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                          COMPENSATION
                                               ANNUAL COMPENSATION           AWARDS
                                             -----------------------   -------------------
                                                                           SECURITIES
                                                        OTHER ANNUAL   UNDERLYING OPTIONS    ALL OTHER
                                              SALARY    COMPENSATION    NO. OF SHARES AND   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR     ($)          ($)           COMPANY(#)(1)         ($)
    ---------------------------       ----   --------   ------------   -------------------  ------------
Mark J. Levin.......................  1997   $364,864     $83,018(2)      100,000 (MPI)      $7,354(3)
  Chief Executive Officer                                                  25,000 (MBio)
                                                                           25,000 (MPMx)
                                      1996    324,354      83,018(2)      100,000 (MPI)         870(4)
                                      1995    300,000           0         100,850 (MPI)       2,088(4)

Steven H. Holtzman..................  1997    277,025           0          40,500 (MPI)       4,081(5)
  Chief Business Officer                                                   25,000 (MBio)
                                                                           25,000 (MPMx)
                                      1996    264,333           0         105,475 (MPI)         975(4)
                                      1995    212,046           0          41,125 (MPI)         510(4)

Frank D. Lee........................  1997    264,252           0          27,000 (MPI)       4,752(6)
  Chief Research Technology Officer                                        18,750 (MBio)
                                                                            3,000 (MPMx)
                                      1996    245,498           0          44,600 (MPI)       1,622(4)
                                      1995    208,108           0          45,750 (MPI)         510(4)

---------------

(1) In addition to receiving options to purchase shares of Common Stock of the Company (designated in the table as MPI), the Named Executive Officers were granted options in 1997 to purchase shares of common stock of MBio and MPMx as part of each subsidiary's stock option program.

(2) Represents amounts attributable to the forgiveness of a loan.

(3) Of which (i) $1,566 represents term life insurance premiums paid by the Company on behalf of the Named Executive Officer, (ii) $3,186 represents the dollar value of shares of the Company's Common Stock contributed by the Company on behalf of the Named Executive Officer pursuant to the Company's 401(k) Profit Sharing Plan and (iii) $2,602 represents the amount of compensation attributable to the gain on the same-day sale of shares of the Company's Common Stock by the Named Executive Officer pursuant to the Company's 1996 Employee Stock Purchase Plan.

(4) Consists of term-life insurance premiums paid by the Company on behalf of the Named Executive Officer.

(5) Of which $918 represents term life insurance premiums paid by the Company on behalf of the Named Executive Officer and $3,163 represents the dollar value of shares of the Company's Common Stock contributed by the Company to the Named Executive Officer pursuant to the Company's 401(k) Profit Sharing Plan.

(6) Of which $1,566 represents term life insurance premiums paid by the Company on behalf of the Named Executive Officer and $3,186 represents the dollar value of shares of the Company's Common Stock contributed by the Company to the Named Executive Officer pursuant to the Company's 401(k) Profit Sharing Plan.

     Option Grant Table. The following table sets forth certain information regarding options granted during the year ended December 31, 1997 by the Company, MBio and MPMx to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                       -------------------------------------------------------------     VALUE AT ASSUMED
                                                PERCENT OF                                ANNUAL RATES OF
                                               TOTAL OPTIONS                                STOCK PRICE
                                                GRANTED TO     EXERCISE                  APPRECIATION FOR
                       NUMBER OF SECURITIES      EMPLOYEES     OR BASE                    OPTION TERM (2)
                        UNDERLYING OPTIONS       IN FISCAL      PRICE     EXPIRATION   ---------------------
        NAME              GRANTED(1)(#)            YEAR         ($/SH)       DATE        5%($)      10%($)
        ----           --------------------    -------------   --------   ----------   ---------   ---------
Mark J. Levin........        0(3)  (MPI)(4)           *%       $    --     --/--/--    $     --    $     --
                        25,000     (MBio)(5)        4.8           0.90     11/21/07      14,150      35,750
                        25,000     (MPMx)(5)        4.2           0.05     11/03/07       2,036       3,242

Steven H. Holtzman...   40,500     (MPI)(4)         1.3          15.00     05/15/07     381,915     968,355
                        25,000     (MBio)(5)        4.8           0.90     11/21/07      14,150      35,750
                        25,000     (MPMx)(5)        4.2           0.05     11/03/07       2,036       3,242

Frank D. Lee.........   22,500     (MPI)(4)           *         13.875     08/07/07     196,312     497,588
                         4,500     (MPI)(4)           *         19.625     10/09/07      55,553     140,738
                        18,750     (MBio)(5)        3.6           0.90     11/21/07      10,613      26,813
                         3,000     (MPMx)(5)          *           0.05     11/03/07          90         239

---------------

 * Represents less than one percent of total options granted to employees in fiscal year.

(1) Options have been granted during the fiscal year to the Named Executive Officers to purchase Common Stock of the Company (designated in the table as MPI), as well as common stock of MBio and MPMx.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date at which the options are exercised.

(3) In January 1998, the Board of Directors of the Company granted to Mr. Levin an option to purchase 100,000 shares of Common Stock of the Company, at an exercise price of $19.625 per share, in consideration of his fiscal 1997 performance as Chief Executive Officer. Assuming that the option had been granted in fiscal 1997, it would have represented 3% of the total options granted to employees in fiscal 1997. The option has a term of ten years and a potential realizable value of $1,234,500 and $3,127,500 based upon the assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date of grant to the expiration date and based upon the further assumptions described in footnote (2) above.

(4) One forty-eighth of the total number of shares subject to each option are exercisable at the end of the first month after the date of grant and an additional one forty-eighth of the total number of shares subject to each option will be exercisable at the end of each month thereafter until all of such shares are exercisable.

(5) One forty-eighth of the total number of shares subject to the option are exercisable at the end of the first month after the date of grant and an additional one forty-eighth of the total number of shares subject to the option will be exercisable at the end of each month thereafter until all of such shares are exercisable; provided, however, that at the election of the Named Executive Officer, all of such shares may be immediately exercisable, in which event the portion of the shares of Common Stock issued upon exercise corresponding to the vesting schedule for the original option shall be subject to repurchase by the Company.

     Year-End Option Table. The following table sets forth certain information regarding stock options of the Company, MBio and MPMx which have been exercised during the year ended December 31, 1997 and stock options of the Company, MBio and MPMx which are held as of December 31, 1997 by the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                                                   VALUE OF UNEXERCISED
                                                      NUMBER OF SECURITIES             IN-THE-MONEY
                                                     UNDERLYING UNEXERCISED          OPTIONS AT FISCAL
                                                   OPTIONS AT FISCAL YEAR-END           YEAR-END($)
NAME                                    COMPANY    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                                    -------    --------------------------    -------------------------
Mark J. Levin.........................    MPI            25,000/75,000               $ 62,500/187,500(1)
                                         MBio            25,000/     0                      0/      0(2)
                                         MPMx            25,000/     0                      0/      0(2)

Steven H. Holtzman....................    MPI            26,548/64,802                217,392/410,248(1)
                                         MBio            25,000/     0                      0/      0(2)
                                         MPMx            25,000/     0                      0/      0(2)

Frank D. Lee..........................    MPI            18,308/52,442                 62,372/195,128(1)
                                         MBio            18,750/     0                      0/      0(2)
                                         MPMx             3,000/     0                      0/      0(2)

---------------

(1) Value is based on the closing sales price of the Company's Common Stock on December 31, 1997 ($19.00), the last trading day of the Company's 1997 fiscal year, less the applicable option exercise price.

(2) No public market exists for the shares as of December 31, 1997. Accordingly, no value in excess of the exercise price has been attributed to these options.

EMPLOYMENT AGREEMENTS

     In November 1994, the Company entered into an employment agreement with Mr. Levin, the Chief Executive Officer of the Company. The agreement provides for an initial annual salary of $300,000. In addition, Mr. Levin was granted an option to purchase 533,364 shares of the Company's Common Stock at an exercise price of $0.30 per share. The option was exercised in November 1995. The shares issued upon exercise of the option are subject to repurchase by the Company and are released from such repurchase option at a rate of one forty-eighth of such shares per month. In connection with the grant of the option, the Company agreed to loan Mr. Levin up to $266,681, the net after tax purchase price for the options. The loan bears interest at a rate of 7% per annum and is secured by a pledge of the shares of Common stock issued upon exercise of the option. The Company has agreed to forgive one forty-eighth of the principal plus accrued interest of the loan monthly beginning on December 31, 1995, subject to Mr. Levin's continued employment. In the event of Mr. Levin's termination either voluntarily or by the Company without cause, the unforgiven principal of the loan will be due on the first to occur of (i) the first anniversary of such termination, (ii) the first date upon which the fair market value of freely tradeable securities held by Mr. Levin exceeds $1,000,000 or (iii) the date upon which Mr. Levin receives cash or freely tradeable securities having a value of at least $1,000,000 in an acquisition of the Company.

     In April 1994, the Company entered into an employment agreement with Mr. Holtzman, the Chief Business Officer of the Company. Mr. Holtzman's employment with the Company is at-will and may be terminated by the Company at any time with or without cause. In the event his employment is terminated without Justifiable Cause (as defined) then, subject to certain conditions, the Company will be obligated to pay Mr. Holtzman a severance payment equal to twelve months' salary.

     In June 1994, the Company entered into an employment agreement with Dr. Lee, the Chief Research Technology Officer of the Company. Dr. Lee's employment with the Company is at-will and may be terminated by the Company at any time with or without cause. In the event his employment is terminated without Justifiable Cause (as defined) then, subject to certain conditions, the Company will be obligated to pay Dr. Lee a severance payment equal to twelve months' salary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company.

     Based solely on its review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act or written representations from certain reporting persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 1997 all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act, other than a filing by Dr. Lander covering an aggregate of 51 sales transactions, a filing by Dr. Kucherlapati covering three transactions and a filing by Mr. Levin covering a total of three transactions.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company, which is currently comprised of three non-employee directors, Mr. Heidrich and Drs. Kucherlapati and Boger, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. In addition, the Boards of Directors and/or Compensation Committees of the Boards of Directors of MBio and MPMx have granted stock options to employees of the Company pursuant to their respective stock option plans.

     The Company's executive compensation program is designed to provide incentives to the Company's executive officers and, thereby, to promote achievement of the Company's business goals and shareholder returns. Executive compensation consists of a combination of base salary, stock incentives and employee benefits. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

  Compensation Philosophy

     The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

    - COMPETITIVE AND FAIR COMPENSATION

      The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Compensation Committee compares the Company's compensation practices with those of other companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar business and of comparable size and success. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

    - SUSTAINED PERFORMANCE

      Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic scientific and business plan goals are met, including such factors as timely delivery of validated targets to partners for screening, effective development of new programs for future alliances, continued innovation in the development of the Company's technologies, formation of new business alliances, and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

     In evaluating each executive officer's performance, the Compensation Committee generally conforms to the following process:

    - Company and individual goals and objectives generally are set at the beginning of the performance cycle.

    - At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his or her contributions to the Company are evaluated.

    - The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

    - The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

     Annual compensation for the Company's executives generally consists of two elements-salary and stock options.

     The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to mature with the Company, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

     Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The Company's stock option program is designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. In addition, the Board of Directors of MBio and MPMx have adopted a stock option program which will provide for the grant of stock options to, among others, the executive officers of the Company. The Compensation Committee of the Board of Directors believes that the award of stock options by subsidiaries of the Company will, among other things, create incentives for executive officers of the Company to contribute to the success of the entire organization through the ownership of equity.

     The size of option grants is generally intended to reflect the executive's position with the Company and his or her contributions to the Company, including his or her success in achieving the individual performance criteria described above. The Company's option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 1997 under the Company's stock option plans, as well as the stock option plans of MBio and MPMx, were granted at fair market value on the date of grant. During 1997, all current executive officers received options to purchase an aggregate of 217,500 shares of Common Stock of the Company, at a weighted average exercise price of $14.03 per share, an aggregate of 69,750 shares of common stock of MBio, at a weighted average exercise price of $0.90 per share and an aggregate of 56,000 shares of common stock of MPMx at a weighted average exercise price of $0.05 per share.

     Executive officers are also eligible to participate in the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is available to virtually all employees of the Company and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions.

  Mr. Levin's 1997 Compensation

     Mr. Levin is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Compensation Committee believes that Mr. Levin's annual compensation, including the portion of his compensation based upon the Company's merit-based stock option program, has been set at a level competitive with other companies in the industry.

     Mr. Levin's salary for 1997 increased to $364,864 from $324,354 in 1996. In January 1998, Mr. Levin was granted a stock option to purchase 100,000 shares of the Company's Common Stock at an exercise price of $19.00 per share (the closing price of a share of the Company's Common Stock on the Nasdaq National Market on the date of grant). In determining Mr. Levin's 1997 compensation, including whether to grant stock options of the Company to Mr. Levin, the Compensation Committee considered Mr. Levin's overall compensation package relative to that of other chief executives in the Company's industry and past option grants as well as the effectiveness of Mr. Levin's leadership of the Company and the resulting success of the Company in the attainment of its goals. In addition, in 1997 Mr. Levin was granted a stock option to purchase 25,000 shares of MBio Common Stock at an exercise price of $0.90 per share and a stock option to purchase 25,000 shares of MPMx common stock at an exercise price of $0.05 per share (each of which represented the fair market value of the common stock of the respective company granting such option on the date of the grant).


                                            Compensation Committee


                                            A. Grant Heidrich, III
                                            Raju Kucherlapati, Ph.D.
                                            Joshua Boger, Ph.D.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Mr. Heidrich and Drs. Kucherlapati and Boger. No member of the Compensation Committee was at any time during 1997, or formerly, an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

     Dr. Kucherlapati serves as a consultant to the Company under the terms of an agreement with the Company, and pursuant to such agreement is entitled to receive compensation equal to $23,750 per quarter, based upon two days per month of service. Pursuant to the agreement, Dr. Kucherlapati received $95,000 from the Company in 1997.

     Mr. Levin, the Chief Executive Officer and Chairman of the Board of Directors of the Company serves as a member of the Compensation Committee of MBio.

COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from May 6, 1996, the date of the Company's initial public offering, through December 31, 1997 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the Nasdaq Biotechnology Index ("Nasdaq Biotechnology Index") (assuming the investment of $100 in the Company's Common Stock (at the initial public offering price), the Nasdaq Composite Index and the Nasdaq Biotechnology Index on May 10, 1997 and reinvestment of all dividends). Measurement points are on May 6, 1996 and the last trading days of the years ended December 31, 1996 and December 31, 1997.


                          [Performance Chart Omitted]


                                        5/6/96     12/31/96      12/31/97

Millennium Pharmaceuticals, Inc.        $100.0      $ 91.45       $100.00
Nasdaq Composite Index                   100.0       109.16        132.78
Nasdaq Biotechnology Index               100.0        99.98         99.81



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1993, the Company entered into an agreement for consulting services with Dr. Lander, a director of the Company. Pursuant to the agreement, Dr. Lander is compensated at the rate of $2,375 (plus travel and other appropriate expenses) per day of consulting services, not to exceed the equivalent of 40 full days per year. Pursuant to this agreement, Dr. Lander received $95,000 in 1997.

     In April 1997, the Company entered into a corporate consortium to fund a five-year research program in functional genomics at the Whitehead Institute for Biomedical Research ("Whitehead"). Dr. Lander, a director of the Company, is a Research Program Director of Whitehead. In 1997, the Company paid $1,475,000 to Whitehead in connection with this consortium.

     For a description of the consulting agreement between the Company and Dr. Kucherlapati, a director of the Company, see "Compensation Committee Interlocks and Insider Participation."

     For a description of certain indebtedness to the Company of Mr. Levin, Chief Executive Officer and Chairman of the Board of Directors of the Company, see "Employment Agreements."

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has served as the Company's independent auditors since inception. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 19, 1998 for inclusion in the proxy statement for that meeting.


                                            By Order of the Board of Directors,



                                            STEVEN D. SINGER,
                                            Secretary

April 17, 1998

     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       MLNCMPS97

                                                                     Appendix A


                       MILLENNIUM PHARMACEUTICALS, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

                        ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 2, 1998


Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Mark J. Levin, Steven H. Holtzman and Steven D. Singer, or each or any of them, with full power of substitution, as proxies for those signing on the reverse side, to act and vote at the 1998 Annual Meeting of Stockholders of Millennium Pharmaceuticals, Inc. and at any adjournments thereof, as indicated upon all matters referred to on the reverse side and as described in the Proxy Statement for the Meeting and, in their discretion, upon any other matters which may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no other indication is made, the proxies shall vote "For" proposal numbers 1 and 2.

-------------------------------------------------------------------------------
  PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

-------------------------------            -------------------------------

-------------------------------            -------------------------------

-------------------------------            -------------------------------


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                                                      FOR ALL    WITH-  FOR ALL
----------------------------------------------------------    1. Election of the following nominees   NOMINEES   HELD   EXCEPT
             MILLENNIUM PHARMACEUTICALS, INC.                    as Class II Directors.                 [ ]       [ ]     [ ]
----------------------------------------------------------
                                                                       EUGENE CORDES, Ph.D.
    A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL                  RAJU KUCHERLAPATI, Ph.D.
    NUMBER 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.                 ERIC S. LANDER, Ph.D.

                                                                 NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of such nominee(s). Your shares will be voted for the remaining nominee(s).
RECORD DATE SHARES:
                                                                                                        FOR    AGAINST  ABSTAIN
                                                              2. Ratification of the appointment of     [ ]      [ ]      [ ]
                                                                 Ernst & Young LLP as independent
                                                                 auditors of the Company for 1998.

                                                              3. To  transact such other business as may properly come before the meeting or any adjournment thereof.

                                                 ------------
Please be sure to sign and date this Proxy.      Date
-------------------------------------------------------------    Mark box at right if an address change or comment has      [ ]
                                                                 been noted on the reverse side of this card.


---Stockholder sign here---------Co-owner sign here---------


DETACH CARD                                                                                                          DETACH CARD



DETACH CARD                                                         DETACH CARD


                       MILLENNIUM PHARMACEUTICALS, INC.


Dear Stockholder,

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return it in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on June 2, 1998.

Thank you in advance for your prompt consideration of these matters.


Sincerely,


Millennium Pharmaceuticals, Inc.